EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G



The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Water-Jel Technologies, Inc., and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


Date: February 14, 1996


By: /s/ J. Morton Davis
   -------------------------------
    J. Morton Davis



Date: February 14, 1996
      D.H. Blair Holdings, Inc.

By: /s/ David Nachamie
   -------------------------------
    David Nachamie
    Treasurer



Date: February 14, 1996
      D.H. Blair Investment Banking Corp.


By:  /s/ David Nachamie
   -------------------------------
     David Nachamie
     Treasurer